UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2026

CDT Equity Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4851 Tamiami Trail North, Suite 200, Naples, FL	34103
(Address of principal executive offices)	(Zip Code)

(646) 491-9132

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

Appointment to the Board of Directors

On April 27, 2026, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of CDT Equity Inc. (the “Company”) appointed Ulrik Olsen as a director of the Company, and as a member of the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. Mr. Olsen will serve as a director until the Company’s 2026 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier resignation or removal. The Board has determined that Mr. Olsen meets the requirements for independence under the applicable listing standards of The Nasdaq Stock Market LLC and the Securities Exchange Act of 1934, as amended.

Mr. Olsen, age 50, is based in New Zealand, the principal place of business of Sarborg Limited, in which the Company holds a 20% equity stake. He is an experienced executive in the commercial property industry with expertise in all aspects of strategic growth, client and project management, and marketing strategies. Mr. Olsen has been a director of Scarborough Group Limited, a New Zealand-based property investment and development company since 2017. In this role, Mr. Olsen has been actively involved in the strategic direction, acquisition, development, leasing, and management of the group’s commercial and industrial property portfolio. Concomitantly, Mr. Olsen has held a role as managing director of OB Energy since 2018. From 2015 to 2017, Mr. Olsen served as the Chief Operating Officer of Gull New Zealand in which he has held various roles since 1999.

Mr. Olsen will participate in the Company’s non-employee director compensation program. There is no arrangement or understanding between Mr. Olsen and any other person pursuant to which he was selected as a director of the Company and there are no family relationships between Mr. Olsen and any of the Company’s directors or executive officers. Other than Mr. Olsen’s approximate 7.84% ownership in Sarborg Ltd., there are no transactions to which the Company is a party and in which Mr. Olsen has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Resignation from the Board of Directors

On April 27, 2026, Freda Lewis-Hall notified the Board of the Company of her decision to resign from the Board for family health reasons, vacating her role as chairperson on the Board, as chairperson of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee and Compensation Committee, effective immediately. Dr. Lewis-Hall’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company and the Board wish to sincerely thank Dr. Lewis-Hall for her exceptional years of service and significant contributions to the Company. Chele Chiavacci Farley has been appointed as chairperson of the Board and as chairperson of the Nominating and Corporate Governance Committee, effective immediately. As a result, Ms. Farley will step down as chairperson of the Audit Committee, but will remain as a member of the Audit Committee. Simon Fry has been appointed as chairperson of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDT EQUITY INC.

April 27, 2026	By:	/s/ Andrew Regan
	Name:	Andrew Regan
	Title:	Chief Executive Officer